Exhibit 99(l)

April 28, 2003

United Investors Life Insurance Company

2001 Third Avenue South

Birmingham, AL 35233

Gentlemen:

In my capacity as Senior Vice President and Chief Actuary of United Investors Life Insurance Company, I have provided advice concerning the illustration of death benefits and policy values set forth in the Statement of Additional Information contained in the Registration Statement for the United Investors Life Variable Account filed on Form N-6 (File No. 33-11465) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”) regarding the offer and sale of variable life insurance policies (the “Policies”).

It is my professional opinion that the illustration of death benefits and policy values included in the Statement of Additional Information, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy and the company’s administrative procedures. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a purchaser of a Policy for male age 50 standard than to prospective purchasers of Policies at other ages or underwriting classes. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policy is sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/    W. THOMAS AYCOCK

W. Thomas Aycock, FSA, MAAA

Senior Vice President and Chief Actuary

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